                                                                   EXHIBIT 10.10


        EMPLOYMENT AGREEMENT dated as of November 5, 1993 (this "Employment Agreement") by and between STAFF LEASING L.P., a Delaware limited partnership, including each other operating limited partnership to be created by Purchaser Group under that certain Assets Purchase Agreement dated of August 20, 1993 (collectively, the "Partnership"), and WILLIAM J. MULLIS (the "Executive").

                                  W I T N E S E T H:

        WHEREAS, the Partnership desires to employ the Executive in an executive capacity and to be assured of his services as such on the terms and conditions hereinafter set forth; and

        WHEREAS, the Executive is willing to accept such employment on such terms and conditions.

        NOW, THEREFORE, in consideration of the mutual covenants and agreements hereinafter set forth, and intending to be legally bound hereby, the Partnership and the Executive hereby agree as follows:

        1.      Employment.     (a)  The Partnership hereby employs the
Executive as Chairman of the Partnership, subject to the supervision and direction of the Board of Directors of the general partner of the Partnership (the "General Partner"). The Executive shall be responsible for the general management and oversight of the business and operation of the Partnership and shall serve as the highest ranking officer of the Partnership. Such duties shall be performed primarily within fifty (50) miles of the Bradenton, Florida city limits and subject to travel outside of such area as may be reasonably necessary for the Executive to perform his duties.

                (b) The Executive shall faithfully and diligently discharge his duties hereunder and use his best efforts to implement the policies established by the Board of Directors of the General Partner. The Executive shall devote his full business time to the business and affairs of the Partnership (subject to vacations as herein provided and periods of illness).

        2.      Terms of Employment.    Unless the employment of the Executive
is sooner terminated pursuant to Section 4 hereof, the Partnership hereby employs the Executive, and the Executive hereby accepts such employment, for an initial term (the "Initial Term") commencing on the date hereof and ending on November 4, 1998. The employment of the Executive shall continue hereunder following the Initial Term for additional twelve-month periods (the "Renewal Terms") unless notice (a "Non-Renewal Notice") is given by either party hereto at least ninety days prior to the end of the

Initial Term of such party's election to terminate the employment of the Executive at the end of the Initial Term. Subsequent to the Initial Term, the employment of the Executive hereunder may be terminated at the end of any Renewal Term by delivery by either the Executive or the Partnership of a Non-Renewal Notice to the other party at least ninety days prior to the end of such Renewal Term.

        3.      Compensation, Etc..     (a)  Subject to the terms of this
Employment Agreement, the Partnership shall pay to the Executive so long as he shall be employed hereunder

                (i) base salary ("Base Salary") at the annual rate of Three Hundred Thousand Dollars ($300,000), payable in weekly installments; and

                (ii) bonus compensation as determined by the Compensation Committee of the Board of Directors of the General Partner in its sole discretion.

                (b) So long as the Executive shall be employed under this Employment Agreement, the Executive shall be entitled to

                (i) health (including dependent coverage), life and disability insurance and other benefit plans and vacation policies in effect for executive employees of the Partnership during the term of employment hereunder;

                (ii) reimbursement of all reasonable expenses incurred by the Executive in the performance of his duties hereunder in accordance with the written policies of the Partnership;

                (iii) annual membership dues at Bradenton Yacht Club and Bradenton Country Club;

                (iv)    use of a luxury automobile and mobile phone; and

                (v)     use of an executive office suite.

        4.      Earlier Termination.    (a)  Notwithstanding the provisions of
Section 2 hereof, the employment of the Executive hereunder shall terminate on the earliest of the following events:

                (1)     The date of the death ("Death") of the Executive.

                (2) Thirty days after the date on which the Partnership shall have given the Executive notice of termination of his employment hereunder by reason of his physical or mental employment hereunder by reason of his physical or mental incapacity on a permanent basis ("Incapacity"). The Executive shall be deemed to be physically or mentally incapacitated on a permanent basis if the Executive is unable, by reason of any physical or mental incapacity, for a period of 180 days (whether or not consecutive) during any 12-month period to perform substantially all of his duties and responsibilities hereunder. In the event of any disagreement between the Executive and Partnership as to whether the Executive is physically or mentally incapacitated on a permanent basis so as to permit the Partnership to terminate the employment of the Executive pursuant to this subparagraph (2), the question of such permanent incapacity shall be submitted to an impartial and reputable physician selected by mutual agreement of the Partnership and the Executive or, failing such agreement, selected by two physicians (one of whom shall be selected by the Partnership and the other by the Executive), and the determination of the question of such permanent incapacity by such physician shall be final and binding on the Partnership and the Executive. The Partnership shall pay the fees and expenses of such physician, and the Executive shall submit to any medical examinations reasonably necessary to enable such physician to make a determination as to whether the Executive is permanently incapacitate.

        (3) Upon notice in writing to the Executive, for cause ("Termination for Cause"), which shall mean (A) embezzlement, theft or other misappropriation by the Executive of any property owned or under control of the Partnership or of any Partnership or entity controlled by the General Partner, or of any corporate or partnership opportunity thereof; (B) any act involving moral turpitude which if the subject of a criminal proceeding could result in a conviction for a crime involving moral turpitude; (C) any suspension or loss of the Partnership's employee leasing company license issued by the Florida Department of Professional Regulation as a direct result of any act or omission of the Executive; or (D) gross breach of the Executive's fiduciary obligations to the Partnership or any entity controlled by the General Partner.

        (4) Seven (7) days after delivery by the Partnership of written notice to the Executive of the Partnership's desire to terminate the Executive's employment hereunder for any reason other than Death, Incapacity or Termination for Cause ("Termination Without Cause").

        (5) Voluntary resignation by the Executive of his duties and responsibilities hereunder ("Voluntary Termination").

        (b) If the employment of the Executive is terminated as a result of Termination for Cause or Voluntary Termination, the Executive shall thereupon be released from any further obligation under Section 1 hereof, and the Partnership shall thereupon be released from any further obligations hereunder, including those under Section 3 hereof, except for obligations accrued to the date of termination.

        (c) If the employment of the Executive is terminated by the Partnership as a result of Termination Without Cause, then, as and for liquidated damages, the Partnership shall continue to (i) make all payments of Base Salary until the end of the employment term, whether the Initial Term or a Renewal Term (the "Severance Term"), and (ii) afford the Executive the benefits described in Section 3(b) hereof until the end of the employment term, whether the Initial Term or a Renewal Term; provided that if the Executive becomes employed by another entity during the Severance Period shall be reduced on a dollar-for-dollar basis by amounts payable to the Executive with respect to such period as a result of such employment and (B) the benefits described in
Section 3(b) shall cease to be provided upon commencement of such employment. The Executive shall notify the Partnership promptly after accepting employment during the Severance Period and shall make available to the Partnership the terms of such employment upon request.

        (d) If the employment of the Executive is terminated by the Partnership as a result of Death or Incapacity, then, as and for liquidation damages, the Partnership shall make payments in an amount equal to one-half of Base Salary until the end of the Severance Term.

    5. Noncompetition Agreement. (a) During the term of this Employment Agreement the Executive shall not, directly or indirectly, in association with or as stockholder, director, officer, consultant, employee, member or otherwise of or through any person, firm, corporation, partnership, association or other entity, engage in any enterprise or business in the United States of America which is competitive with the business of the Partnership as such business may now or hereafter be conducted or developed during the term of this Employment Agreement (individually, a "Competitor").

        (b) The Executive acknowledges and agrees that the covenants contained in this Section 5 ("Restrictive Covenants") are reasonable and valid in geographic and in temporal scope and in all other respects. If any court determines that any of the Restrictive Covenants, or any part thereof, is invalid or uneforceable, the remainder of the Restrictive Covenants shall not thereby be affected and shall be given full effect, without regard to the invalid portions.

        (c) If any court determines that any of the Restrictive Covenants, or any part thereof, is unenforceable because of the duration or geographic scope of such provisions, such court shall have the power to reduce the duration or scope of such provision, and, in its reduced form, such provision shall then be enforceable.

        (d) The Partnership and the Executive intend to hereby confer jurisdiction to enforce the Restrictive Covenants upon the courts of any jurisdiction within the geographical scope of such Restrictive Covenants. If the courts of any one or more of such jurisdictions hold the Restrictive Covenants unenforceable by reason of the breadth of such scope or otherwise, it is the intention of the Partnership and the Executive that such determination not bar or in any way affect the Partnership's rights to the relief provided above in the courts of any other jurisdiction within the geographical scope of such Restrictive Covenants, or as to the breaches of such Restrictive Covenants in such other respective jurisdiction, such Restrictive Covenants as they relate to each jurisdiction being, for this purpose, severable into diverse and independent covenants.

        6. Confidential Information. The Executive agrees that both during his employment hereunder and for a five year period thereafter he will not divulge to any third party any confidential information concerning (i) clients, correspondents and agents and (ii) business affairs of the Partnership or the General Partner with respect to any of which the Executive may have acquired knowledge in the course of his employment by the Partnership. The Executive shall not, except as required in the course of his employment, for any reason disclose any confidential information to any person, firm, corporation, association or other entity for any reason or purpose whatsoever unless such information shall previously become public knowledge through no action by the Executive. The provisions of this Section 6 shall survive the termination of this Employment Agreement.

        7. Separability. If any provision of this Employment Agreement is deemed to be invalid or unenforceable or is prohibited by the laws of the state or place where it is to be performed, this Employment Agreement shall be considered divisible as to such provision and such provision shall be inoperative in such state or place shall not be part of the consideration moving from either of the parties to the other. The remaining provisions of this Employment Agreement, however, shall be valid and not binding and of like effect as though such provision were not included.

        8. Miscellaneous. (a) This Employment Agreement contains the entire agreement between the Partnership and the Executive with respect to the employment by the Partnership of the Executive and supersedes all prior arrangements or understandings with respect thereto.

                (b) The performance by the Executive of his duties under this Employment Agreement is the personal obligation of the Executive any may not be delegated by the Executive; however, the Executive may delegate duties and responsibilities to other employees or agents of the Partnership or its subsidiaries incident to normal and customary management practices.

        (c) This Employment Agreement shall be governed by and construed in accordance with the laws of the State of Florida (other than the choice of law principles thereof).

        (d) The descriptive headings of this Employment Agreement are for convenience only and shall not control or affect the meaning or construction of any provision of this Employment Agreement.

        (e) All notices pursuant to this Employment Agreement shall be in writing and sufficient if delivered personally or sent by registered or certified mail, postage prepaid, by recognized overnight courier or by facsimile or other means of electronic transmission addressed as follows:

    (a) If to the Partnership:

        Staff Leasing, L.P.
        1301 6th Avenue West
        Bradenton, Florida 34205-0731
        Attention: General Counsel
        Telephone: (813) 748-4540
        FAX:       (813) 747-1490

        With copies to:

        Dechert Price & Rhoads
        477 Madison Avenue
        New York, New York 10022-5891
        Attention: Richard A. Goldman, Esq.
        Telephone: (212) 326-3554
        FAX:       (212) 308-2041

        Craig Capital Corporation
        Two Soundview Drive
        Greenwich, Ct. 06830
        Attention: President
        Telephone: (203) 869-7700
        FAX:       (203) 869-8594

    (b) If to the Executive:

        6204 32nd Avenue E.
        Bradenton, FL 34708

       With copies to:

       Shumaker, Loop & Kendrick
       101 E. Kennedy Blvd., Suite 2500
       Tampa, FL 33602
       Attention: Gregory C. Yadley, Esq.
       Telephone: (813) 229-7600
       Fax:       (813) 229-1600

If notice is sent by mail it shall be considered delivered five days after the date of mailing. Any party may by written notice change the address to which notices to such party are to be delivered or mailed.

       (g) Any waiver of any term or condition, or any amendment or supplementation, of this Employment Agreement shall be effective only if in writing.

       IN WITNESS WHEREOF, the Partnership and the Executive have executed and delivered this Employment Agreement on the date first above written.


                                                STAFF LEASING, L.P.

                                                By: STAFF ACQUISITION, INC.,
                                                    General Partner


                                                    By: /s/
                                                       -----------------------
                                                    Title:

                                                  /s/ William J. Mullis
                                                 -----------------------------
                                                 WILLIAM J. MULLIS